Exhibit 10.2

PROMISSORY NOTE
(Secured by, among others, Security Agreement and Mortgage,
Deed of Trust, Assignment, Security Agreement,
Financing Statement, and Fixture Filing)

Date:	August 13, 2013

Maker:	Lucas Energy, Inc., a Nevada Corporation (“LEI”)

Maker’s Mailing Address:	3555 Timmons Lane
Suite 1550
Houston, Texas 77027
Attention: Anthony C. Schnur

Holder/Payee:	Louise H. Rogers, as her separate property (“Rogers”)

Holder/Payee’s Mailing Address:	c/o Sharon E. Conway
Attorney at Law
2441 High Timbers, Suite 410
The Woodlands, Texas 77380-1052

The terms “LEI” and “Rogers” and other nouns and pronouns include the plural if more than one exists.  The terms “LEI” and “Rogers” also include their respective heirs, personal representatives, and assigns.  LEI and Rogers are collectively referred to in this Note as the “Parties.”

Place for Payment (including county):	XXXXXXXXX
XXXXXXXXX
(Paid via wire transfer as set forth below)

Principal Amount:	Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00)

Monthly Interest Rate:	One Percent (1.0%). Interest accruing under this Note shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed.

Maturity Date:	The entire principal balance remaining and all accrued interest is due and payable on or before August 13, 2015 (the “Maturity Date”).

Letter Loan Agreement:
This Note is the Note referred to in, and evidences the indebtedness incurred pursuant to, that certain Letter Loan Agreement dated as of August 13, 2013, by and between LEI and Rogers, together with all amendments and other modifications, if any, from time to time made to them (the “Letter Loan Agreement”).  Capitalized terms used but not defined in this Note shall have the meaning assigned to them in Schedule A to the Letter Loan Agreement, or in the Security Agreement if not defined in the Letter Loan Agreement.

Promissory Note
Rogers - Lucas Energy/August 13, 2013

Terms of Payment (principal and interest):

Beginning on September 13, 2013, and continuing on the 13th day of each following month through and including February 13, 2014, payment of accrued and unpaid interest only under this Note shall be made by LEI to Rogers.  Beginning on March 13, 2014, and continuing on each following month through and including the Maturity Date, monthly installments of principal plus accrued interest as set forth on Schedule A attached to this Note shall be made by LEI to Rogers.  The full outstanding principal balance and all remaining accrued interest, as well as any other amounts due and owing by LEI to Rogers under this Note and the other Loan Documents, are due and payable on the “Maturity Date, unless sooner accelerated in accordance with the terms of this Note.  The final payment due on the Maturity Date should be $4,016,182.68, unless any interest or principal payments were late or unpaid at the Maturity Date or any prepayments of principal have been made.  Late payments shall be subject to a fee of three percent of the total amount of the payment (principal and interest) that is late.  Each payment must be received on or before its due date.  Any payment not received on or before its due date is considered late.

Payments shall be made by wire transfer using the following wiring instructions:

Bank Name:
ABA Routing Number:
Account Number:
Customer/Account Name:	Louise H. Rogers

Any and all wire transfer fees shall be paid for by LEI and the amount wired shall be adjusted in the amount necessary to ensure that the total amount received into Rogers’ account is the total amount of the interest and principal (if applicable) due.

Notice of Payment:
Immediately upon receiving confirmation that each wire transfer payment has been completed, LEI shall send via e-mail to Rogers’ attorney, Sharon E. Conway, a copy of the confirmation.  Failure to send this confirmation to Ms. Conway shall constitute an Event of Default.

Mandatory Prepayment:	The Letter Loan Agreement sets forth the terms and conditions under which LEI is required to make prepayments of principal or the Indebtedness evidenced by this Note.

 Promissory Note
Rogers - Lucas Energy/August 13, 2013

Annual Interest Rate on Matured,
Unpaid Amounts (Default Rate):	Eighteen Percent (18%) per Texas Finance Code Chapters 306 and 303

Security for Payment:
The Letter Loan Agreement describes in detail the security for this Note, and it as well as the Security Agreement between LEI and Rogers dated August 13, 2013 (the “Security Agreement”), and the Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement, and Fixture Filing dated August 13, 2013, are all incorporated by reference into this Note for all purposes as if fully set forth at length.

Promise to Pay.      LEI promises to pay to the order of Louise H. Rogers at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above.  All unpaid amounts shall be due by the Maturity Date.

Prepayment Penalty.      LEI may not voluntarily prepay this Note prior to November 13, 2013.  At any time after November 13, 2013, LEI may prepay all or any part of the outstanding principal balance of this Note at any time without premium or penalty.

Application of Payments.      Payments under this Note shall be applied first to accrued and unpaid interest and the balance, if any, to principal.  Any allowed or mandatory prepayment of this Note shall also be accompanied by the payment of all accrued and unpaid interest on the amount prepaid.  Partial prepayments of this Note shall be applied to the installments in the inverse order of their maturities.

Default.      If an Event of Default under the Letter Loan Agreement, the Security Agreement, or any other Security Document occurs and LEI fails to cure the Default within the applicable cure period (if any), then in that event Rogers shall have the option to declare the entire unpaid balance of principal and accrued interest immediately due and payable.  LEI and each surety, guarantor, and endorser all waive any and all notices, demands for payment, presentations for payment, notices of intent to accelerate maturity, notices of acceleration, protests, and notices of protest.  All definitions and provisions contained in the Letter Loan Agreement, the Security Agreement, and any and all other security instruments between LEI and Rogers related to default and all other matters in the Loan Documents apply to this Note.

Usury Compliance.      The Parties to this Note intend to comply with the usury laws applicable to this Note.  Accordingly, the Parties agree that no provision in this Note or in any related documents (if any) shall require or permit the collection of interest in excess of the maximum rate permitted by law.  If any excess interest is provided for or contracted for in this Note, or charged to LEI or any other person responsible for payment, or received by Rogers, or if any excess interest is adjudicated to be provided for or contracted for under this Note or adjudicated to be received by Rogers or her assignee or successor, then the Parties expressly agree that this paragraph shall govern and control and that neither LEI nor any other party liable for payment of the Note shall be obligated to pay the amount of excess interest.  Any excess interest that may have been collected shall be, at Rogers’ option, either applied as credit against any unpaid principal amount due or refunded to LEI.  The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

 Promissory Note
Rogers - Lucas Energy/August 13, 2013

Attorney’s Fees and Expenses of Collection.      If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then LEI shall pay all of Rogers’ actual attorney’s fees, all costs of collection, all expenses of litigation, and all costs of court incurred in addition to any and all other amounts due.

Amendment and Assignment.      This Note may not be amended or modified in any manner without the express written consent of Rogers or her attorney.  Neither LEI nor Rogers may assign any of their rights or obligations under this Note without the express written consent of the other Party.

Maker:

Lucas Energy, Inc.

By:         /s/ Anthony C. Schnur
Anthony C. Schnur
Chief Executive Officer

Date of Signature: ___________________, 2013

 Promissory Note
Rogers - Lucas Energy/August 13, 2013